Exhibit 5.2

[Thompson Hine Letterhead]

June 28, 2012

Forest City Enterprises, Inc.

Terminal Tower, 50 Public Square, Suite 1100

Cleveland, OH 44113

Re:	$125,000,000 Aggregate Principal Amount of 7.375% Senior Notes due 2034 of Forest City Enterprises, Inc.

Ladies and Gentlemen:

We have acted as counsel for Forest City Enterprises, Inc., an Ohio corporation (the “Company”), in connection with the issuance and sale of $125,000,000 aggregate principal amount of 7.375% Senior Notes Due 2034 of the Company (the “Notes”) pursuant to the Underwriting Agreement, dated June 28, 2012 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., acting as representatives of the several underwriters named therein (the “Underwriters”). The Notes are to be issued as additional notes under an indenture, dated as of May 19, 2003 (the “Indenture”), by and between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pursuant to which the Company issued $100,000,000 aggregate principal amount of its 7.375% Senior Notes Due 2034 on February 10, 2004.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture and such other documents and records and matters of law as we have deemed necessary for purposes of this opinion.

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture in accordance with applicable law, and (ii) the Indenture is the valid, binding and enforceable obligation of the Trustee. We have further assumed, for purposes of the opinion expressed herein, the legal capacity and authority of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

The opinions set forth herein are limited to the laws of the State of New York, as currently in effect, that are normally applicable to transactions of the type contemplated by the Underwriting Agreement. We do not express any opinion with respect to the law of any jurisdiction, other than the State of New York, or as to the effect of any such law on the opinions herein stated.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters

Forest City Enterprises, Inc.

June 28, 2012

against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

In rendering the foregoing opinion, we have assumed that (i) the Company is a corporation existing and in good standing under the laws of its jurisdiction of incorporation, (ii) the Notes (A) have been authorized by all necessary corporate action of the Company and (B) will be executed and delivered by the Company in accordance with the laws of its jurisdiction of incorporation, and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Notes by the Company do not violate or conflict with the laws of its jurisdiction of incorporation.

In addition, our opinion is limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally; and (ii) general equitable principles, whether such principles are considered in a proceeding at law or at equity.

Geralyn M. Presti, Executive Vice President, General Counsel and Secretary of the Company, may rely on this opinion, to the extent applicable and subject to the limitations and assumptions set forth herein, as if it were addressed to her, in rendering her opinion dated the date hereof, which is to be filed as Exhibit 5.1 to the Current Report on Form 8-K dated on or about the date hereof filed by the Company (the “Form 8-K”) and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-178389) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Securities Act”).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Form 8-K and its incorporation by reference into the Registration Statement. We also consent to the reference to our name under the caption “Validity of the Notes” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP